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EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-38614 and 333-41352) of Raven Industries, Inc. of our report dated March 7, 2003 relating to the consolidated financial statements of Raven Industries, Inc. as of January 31, 2003, 2002 and 2001 and for the years then ended, which appears in the 2003 Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 7, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 23, 2003